Exhibit 5.1

Golden Sun Technology Group Limited	D +1 345 815 1877
Vistra (Cayman) Limited, PO Box 31119,	E bradley.kruger@ogier.com
Grand Pavilion, Hibiscus Way, Grand
Cayman, Cayman Islands	Reference: 427449.00001

16 December 2025

Golden Sun Technology Group Limited (Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the (the Registration Statement). The Registration Statement relates to the reservation for issuance of Class A ordinary shares of par value US$0.005 each (the Class A Shares) upon granting of certain awards pursuant to the Company’s 2025 Equity Incentive Plan (the Incentive Plan), effective on December 9, 2025 (the Effective Date).

The maximum number of Shares available for issuance under the Incentive Plan shall be equal to the sum of (A) 15% of the total number of Class A ordinary shares of par value US$0.005 each and Class B ordinary shares of par value US$0.005 each (together, Ordinary Shares) outstanding as of the Effective Date, plus (B) an increase commencing on January 1, 2027 and continuing annually on each anniversary thereof through and including January 1, 2035, equal to the lesser of (i) 5% of the total number of Ordinary Shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of Class A Shares as determined by the board of directors of the Company or any committee duly appointed to administer the Incentive Plan,

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Golden Sun Technology Group Limited

16 December 2025

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Authorised share capital

(b)	Based solely on our review of the Director’s Certificate and the Memorandum and Articles of Association, the authorized share capital of the Company is US$1,000,000 divided into 180,000,000 Class A ordinary shares with a par value of US$0.005 each and 20,000,000 Class B ordinary shares with a par value of US$0.005 each.

Corporate power

(c)	The Company has all requisite power under its Memorandum and Articles of Association to issue the Class A Shares (including the issuance of the Class A Shares upon the conversion or exercise of Awards (as defined in the Incentive Plan)) in accordance with the terms of the Incentive Plan.

Corporate authorisation

(d)	The Company has taken all requisite corporate action to approve the Incentive Plan.

Golden Sun Technology Group Limited

16 December 2025

Issuance of Class A Shares

(a)	The Class A Shares to be offered and issued by the Company pursuant to the provisions of the Incentive Plan as contemplated by the Registration Statement (including the issuance of the Class A Shares upon conversion or exercise of any Award) shall be duly authorised, validly issued, fully paid and non-assessable when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve:

(A)	the form, terms, execution and delivery of the relevant Award Agreements (as defined in the Incentive Plan);

(B)	the issuance and allotment of the Class A Shares (including the issuance of the Class A Shares upon the conversion or exercise of any Award) in accordance with the Incentive Plan and the relevant Award Agreements (together, the Incentive Documents); and

(C)	all related matters;

(ii)	either:

(A)	the provisions of the Incentive Documents approved by the Board have been satisfied and full payment of the consideration specified therein and in accordance with the provisions of the Incentive Plan and the Memorandum and Articles (being not less than the par value of the Class A Shares) has been made; or

(B)	if such Class A Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any other Award, the terms of such Award, the Memorandum and Articles of Association or the instrument governing such Award, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Class A Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Class A Shares, in each case in accordance with the Memorandum and Articles.

Golden Sun Technology Group Limited

16 December 2025

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Incentive Plan or the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier (Cayman) LLP

Golden Sun Technology Group Limited

16 December 2025

Schedule 1

1	The Certificate of Incorporation of the Company dated 20 September 2018 and the Certificates of Incorporation on Change of Name dated 18 January 2024 and 25 September 2025 issued by the Registrar (together, the Certificates of Incorporation).

2	The amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 25 September 2025 (the Memorandum and Articles of Association).

3	A Certificate of Good Standing dated 2 December 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 9 December 2025 (the Resolutions).

5	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 12 December 2025 (the Register of Writs).

6	The Registration Statement.

7	The Incentive Plan.

Golden Sun Technology Group Limited

16 December 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where the Incentive Plan or Registration Statement has been provided to us in draft or undated form, that document has been executed by all parties and approved in materially the form provided to us and, where we have been provided with successive drafts of a document marked to show changes from a previous draft, all such changes have been accurately marked.

6	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Class A Shares are issued.

7	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

8	Each of the parties to Award Agreements shall be duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

9	Any individuals who are parties to a document, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such document, sign such documents and given such information.

10	The form and terms of Award Agreements approved by the directors of the Company shall comply with all applicable laws, the Memorandum and Articles of Association and the Incentive Plan.

11	Each Award Agreement will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws, the Memorandum and Articles of Association and the Incentive Plan.

Golden Sun Technology Group Limited

16 December 2025

12	In authorising the execution and delivery of Award Agreements by the Company, the issue and allotment of the Class A Shares, the exercise of its rights and performance of its obligations under the Incentive Documents, each of the directors of the Company has acted and will act in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

Enforceability

13	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Incentive Documents nor the exercise by any party to the Incentive Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

Share Issuance

14	The Class A Shares to be issued shall be issued at an issue price in excess of the par value thereof.

Register of Writs

15	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Golden Sun Technology Group Limited

16 December 2025

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Class A Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.